Exhibit 10.1
875 Stevenson Street, 5th Floor, San Francisco, CA 94103
November 18, 2021

John Caine
[***]

Re: Employment Terms

Dear John:

NerdWallet, Inc. (“NerdWallet” or the “Company”) is pleased to offer you employment in the position of Chief Product Officer on the following terms.

You will report to our CEO, Tim Chen. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

This offer will be contingent upon a background check clearance, satisfactory reference check, and satisfactory proof of your right to work in the United States being provided within three (3) business days of your date of hire. You agree provide any documentation or information at the Company’s request to facilitate these processes.

Compensation; Benefits

You will receive an annual salary of $525,000.00, less payroll deductions and withholdings, payable on the Company’s ordinary payroll cycle. As an exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be entitled to overtime compensation. During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. Details about these benefits are available for your review.

The Company may change compensation and benefits from time to time in its discretion.

Signing Bonus

You will also receive a one-time signing bonus in the amount of $200,000 (the “Signing Bonus”), less applicable deductions and withholdings required by law. The Signing Bonus will be paid as a lump sum in the payroll period immediately following your start date. In the event you voluntarily terminate your employment with the Company or the Company terminates your employment due to Cause (as defined below), and such termination occurs before the one (1) year anniversary of the date in which you begin employment with the Company, then you agree that you will repay the Company a pro-rated portion of the Signing Bonus. Repayment of the Signing Bonus is due within ninety (90) days following your termination of employment with the Company.

For purposes of the Signing Bonus repayment, “Cause” shall mean, as determined solely in the Company’s discretion (i) your failure or refusal to comply in any material respect with lawful policies, standards or regulation of the Company after having received written notice of such failure or refusal and at least thirty (30) days to cure such failure or refusal (if the failure or refusal can be cured); (ii) your violation of a federal or state
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law or regulation applicable to the business of the Company which results in material detriment to the Company, (iii) your conviction or plea of no contest to a felony under the laws of the United States or any state; (iv) fraud or misappropriation by you of property belonging to the Company or its affiliates; (v) your non-performance of, non-compliance with, or interference with performance of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer; (vi) your willful failure to satisfactorily perform the material duties of your job with the Company (other than any such failure resulting from illness, legal incapacity due to mental or physical condition or disability) if such failure shall continue uncorrected beyond a period of thirty (30) days immediately after written notice therefore by the Company to you; or (vii) your willful misconduct or gross negligence in connection with the performance of your duties.

Equity

Subject to approval by the Company’s Board of Directors (the “Board”), you will be granted restricted stock units (“RSUs”) with a grant-date value of $2,750,000 (the “RSU Award”), calculated using the Company’s valuation in accordance with the Company’s policies then in effect. The RSU Award will be governed by the terms and conditions of the Restricted Stock Unit Award Agreement (which you are required to sign) and the Company’s 2021 Equity Incentive Plan (the “Plan”). Your RSU Award will vest over approximately four years, subject to a one-year vesting cliff (meaning none of the RSU Award will vest for approximately one year as measured from the date of grant of the RSU Award) and will generally vest quarterly thereafter, subject to your continuing to be a Service Provider as of each vesting date.

Subject to approval by the Board and upon execution of the Company’s Option Grant Notice, the Company will recommend that you be granted an option to purchase 274,014 shares of the Company’s Class A Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. Twenty-five percent of the shares subject to the option shall vest twelve months after the date your employment begins, subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next thirty-six (36) months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

Terms of Employment

As a Company employee, you will be expected to abide by Company rules and policies (including but not limited to the Company’s employee handbook), as adopted or modified by the Company from time to time. As a condition of employment, you must sign and comply with the Confidential Information, Inventions Assignment and Arbitration Agreement set forth in Attachment A, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

At-will Employment

Your employment relationship with the Company will be at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without cause or advance notice. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Notwithstanding the foregoing, you will be eligible to participate in the Company’s Change of Control and Severance Policy as set forth in Attachment B.

Arbitration

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the company, in their capacity as such or otherwise), arising out of, relating to, or resulting from your employment with the Company or the termination of your employment with the Company shall be subject to binding arbitration per the terms of the attached Confidential Information, Inventions Assignment and Arbitration Agreement.

This letter, including Attachments A and B, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Please sign and date this letter, and the enclosed Employee Confidential Information, Inventions Assignment and Arbitration Agreement and return them to me by November 22, 2021, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on December 23, 2021.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Tim Chen
Chief Executive Officer

Understood, Accepted and Agreed:

/s/ John Caine	11/22/2021
john@caines.com